EXHIBIT 23

Independent Auditors’ Consent

The Board of Directors
United Therapeutics Corporation:

We consent to the use of our report dated February 22, 2002, with respect to the consolidated balance sheets of United Therapeutics Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference and to the reference of our firm under the heading “Experts” in the prospectus.

KPMG LLP

/s/ KPMG LLP
McLean, Virginia
August 29, 2002